STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Integrity Applications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Integrity Applications, Inc..
2. That a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Integrity Applications, Inc.
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on May 7, 2021
   and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   The Amendment lists the reverse split ratio as 1:18; however, the Board has since determined it to be 1:13.

4. Article IV, 1st para. of the Certificate is corrected to read as follows:

   Please see attached Exhibit A.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 2nd day of August, A.D. 2021.

By: Jolie Kahn
Authorized Officer

Name: Jolie Kahn
Print or Type

Title: Interim CFO

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:01 AM 08/02/2021
FILED 10:01 AM 08/02/2021
SR 20212859223 - File Number 4824917

EXHIBIT A TO CERTIFICATE OF CORRECTION TO THE CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INTEGRITY APPLICATIONS, INC., DATED MAY 7, 2021

"The total number of shares of common stock which the Corporation is authorized to issue is 500,000,000 shares, par value $0.001 per share ("Common Stock"), and the total number of shares of preferred stock which the Corporation is authorized to issue is 10,000,000 shares, par value $0.001 per share.

Effective as of 5:00 p.m., Eastern Standard Time, on the date of filing in the office of the Secretary of State of the Delaware of this Certificate of Amendment (the "Effective Time"), each 13 issued and outstanding shares of the Corporation's previously authorized Common Stock (the "Old Stock"), shall thereby and thereupon be reclassified into one validly issued, fully paid and nonassessable share of Common Stock of the Corporation (the "New Stock"), reflecting a 1 for 13 reverse stock split; provided, however, that no fractional shares shall be issued pursuant to such reclassification and any fractional shares of New Stock which would otherwise be issued pursuant to such reclassification shall be rounded up to one share of New Stock. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Stock into which the shares of Old Stock represented by such certificate shall have been reclassified hereby; provided, however, that each holder of record of a certificate that represented shares of Old Stock shall receive, upon surrender of such stock certificate, a new certificate evidencing and representing the number of shares of New Stock into which the shares of Old Stock represented by such certificate shall have been reclassified hereby. No cash will be paid or distributed as a result of the aforementioned split of the Corporation's Old Stock."

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTEGRITY APPLICATIONS, INC.

Integrity Applications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST: That the following resolution was duly adopted by unanimous vote of the Board of Directors of the Corporation on February 5, 2020 and by a majority of its shareholders on March 24, 2020, proposing the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Board declares it advisable and in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation to change the Corporation name to "GlucoTrack, Inc.".

FURTHER RESOLVED, that Board hereby approves the preparation and filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation (the "Certificate of Amendment") to effect the name change of the Corporation.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute, deliver and file the Certificate of Amendment with the Secretary of State of Delaware and to pay any fees related to such filing.

SECOND: That the Certificate of Incorporation of the Corporation be amended by changing the FIRST Article thereof so that, as amended said Article shall read as follows:

"FIRST: The name of the Corporation is GlucoTrack, Inc. The Corporation was originally incorporated under the name Integrity Applications, Inc., and the original

---

Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on May 18, 2010."

THIRD: The aforesaid amendment to the Certificate of Incorporation will take effect on the January 11, 2022.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:03 AM 01/07/2022
FILED 11:03 AM 01/07/2022

FOURTH: The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of January, 2022.

Integrity Applications, Inc.

By: /s/ Jolie Kahn
Name: Jolie Kahn
Title: CFO